QuickLinks -- Click here to rapidly navigate through this document

Exhibit 1

Agreement of Joint Filing

        Pursuant to Rule 13d-1(k)(1)(iii) of Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agree that the statement to which this exhibit is attached is filed on behalf of each of them in the capacities set forth below.

Date: January 29, 2003

EDWARDS LIFESCIENCES LLC
/s/ JAY P. WERTHEIM
By:	Jay P. Wertheim
Title:	Vice President, Associate General Counsel

EDWARDS LIFESCIENCES CORPORATION
/s/ JOHN H. KEHL, JR.
By:	John H. Kehl, Jr.
Title:	Corporate Vice President, Strategy and Business Development

QuickLinks

  Exhibit 1
Agreement of Joint Filing